Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into by and between John J. Tickner (hereinafter “Tickner”) and Zenith National Insurance Corp. (hereinafter “Zenith”) on behalf of itself and its past and present officers, directors, agents, employees, attorneys, parents, subsidiaries, related companies, divisions, affiliated companies, successors and assigns, separately and collectively, with reference to the following facts and circumstances:

A.                                   Tickner is employed by Zenith pursuant to a written Employment Agreement that expires by its term on March 1, 2005.

B.                                     Although Tickner’s employment obligations with Zenith pursuant to his employment agreement will terminate on March 1, 2005, Tickner will continue as an employee at will until March 31, 2005 at which time Zenith is desirous of securing consulting services from Tickner, and Tickner is willing to provide such consulting service to Zenith, with regard to such matters that include, but are not limited to, regulatory/compliance audits and training; assisting with provider fraud initiatives; Riscorp runoff issues; litigation; reinsurance recoveries; reinsurance placement and recoverables; and assistance in the transition to a new General Counsel.

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, Zenith and Tickner hereby agree as follows:

1.             Consultancy.

(a)           Effective April 1, 2005, Tickner shall render services to Zenith as an independent contractor, consultant on a non-exclusive basis for a four year term, (“Consulting Term”) commencing as of April 1, 2005 and terminating March 31, 2009.

(b)           During the period between April 1, 2005 and March 31, 2007, Tickner shall make himself reasonably available for consulting with Zenith, at such times as Zenith may reasonably require not to exceed 240 hours in any calendar quarter.  During this period, Tickner shall be paid a consulting fee of $21,666.67 per month.  Zenith shall issue a Form 1099 with regard to such consulting fees.

(c)           During the period between April 1, 2007 and March 31, 2009, Tickner shall make himself reasonably available for consulting with Zenith, at such times as Zenith may reasonably require not to exceed 120 hours in any calendar quarter.  During this period, Tickner shall be paid a consulting fee of $10,833.33 per month.  Zenith shall issue a Form 1099 with regard to such consulting fees.

(d)           In the event Tickner determines that the consulting being requested of him in any quarter is reasonably likely to exceed the hours limitations set forth in subparagraph (b) and (c) above, he shall so notify Zenith and the parties shall discuss a mutually agreed upon arrangement for additional compensation.

(e)           So long as Tickner shall serve as a consultant pursuant to this Agreement, Zenith agrees to provide Tickner with an office, phone, email, computer and secretarial support at its offices in Woodland Hills.  The particular office within its facilities shall be selected by Zenith at its discretion.  In addition, Zenith agrees to continue at its expense to provide Tickner with a telephone line for facsimile and DSL service at his home for so long as such service is needed by Tickner in connection with his consulting assignments.  Tickner shall not use his Zenith office address or email address for the conduct of business on behalf of any entity other than Zenith.  Further, Tickner agrees that he will not use his Zenith office, telephone or other Zenith services or facilities in a manner that could create a conflict of interest, liability or embarrassment to Zenith.

(f)            Tickner shall provide such consulting services in the manner and at such location (including by telephone or in person at Zenith offices) as Zenith reasonably determines in good faith based on the nature and urgency of the matter(s) on which Tickner services are sought.

(g)           Tickner shall be paid his consulting fee on the first of each month during the period of his consultancy with the first payment to be made April 1, 2005.  Tickner shall be reimbursed for all reasonable out of pocket expenses to the extent they are approved by Zenith in writing in advance, including but not limited to expenses incurred for travel to the location of any consulting services outside of the geographic area in which Tickner maintains his principal residence.

(h)           Nothing contained herein shall prevent Tickner after April 1, 2005, from seeking or accepting other consulting clients or employment; provided, however, Tickner may not accept consulting clients or employment from agents, insured parties competing insurance companies or any other entity that could create a conflict of interest with Zenith, without the express written approval from Zenith.  Tickner may, however, terminate his consulting obligations under the Agreement at any time whether to accept competitive employment or otherwise.  Any such termination of services by Tickner shall be preceded by written notice to Zenith setting forth the dates his consulting services will terminate.  Tickner shall earn no further fees pursuant to paragraph 1(b) or (c), as applicable, after the date of cessation but Tickner shall be entitled to be reimbursed for expenses appropriately incurred prior to the date of his cessation of consulting services.

(i)            As of April 1, 2005, the relationship between the parties is that of an independent contractor and not an employer/employee.  Tickner is an independent contractor, and Zenith shall not assume the duties and responsibilities of an employer with respect to Tickner, including but not limited to payroll deductions, withholding, employer’s taxes, workers’ compensation insurance, health insurance programs, sick leave benefits, retirement programs or any other benefits granted by Zenith to its employees; provided, however,  Tickner shall continue to vest in the 7000 shares of restricted stock that had previously been granted to him, on the terms and condition set forth in the Restricted Stock Award Agreements and any amendments thereto.  Form W-2s shall be issued to Tickner with regard to such restricted stock and the dividends related thereto as required by law.  Except to the extent Zenith is obligated to withhold taxes, and is liable for taxes, on income reported on Form’s W-2, the payment of all taxes with regard to Tickner’s income and the providing of all benefits, if any, to Tickner himself or to his spouse, children or employees of Tickner shall be solely the responsibility of Tickner.  Tickner understands and agrees that as an independent contractor he is not eligible to participate in any bonus or other program of employee benefits or equity based compensation sponsored by Zenith.  Tickner agrees that he will indemnify and hold Zenith harmless from any and all claims whether for taxes, penalties, interest or otherwise based upon Tickner’s independent contractor status, including Tickner’s failure to make any necessary reports, file any necessary returns or pay any appropriate taxes or fees.

(j)            Tickner agrees that to the extent he is requested to do so, he will assist in the transition of his duties to a new General Counsel, or otherwise, as requested by Zenith.

(k)           Tickner agrees that during the duration of his consultancy he will be bound by the same rules and duties, including the duty of loyalty, as are employees of Zenith generally.  Tickner further agrees that he will not engage in any activities which are directly or indirectly inconsistent with his status as a consultant to Zenith.  This Agreement, and Tickner’s consultancy hereunder, may be terminated by Zenith for cause in the event of any breach of this Agreement or misconduct.  In the event such breach or misconduct is reasonably capable of cure, Zenith shall not have the right to terminate for cause unless and until the matter has remained unremedied for 10 business days after written notice to Tickner.

2.             Confidentiality of Zenith Information and Other Obligations.

(a)           Tickner acknowledges, understands and agrees that, as a result of his employment by Zenith and his consulting hereunder, he may have developed, obtained, or learned, and/or will in the future develop, obtain or learn, trade secrets or confidential information of Zenith (including attorney client or attorney work product information and information relating to Zenith’s data processing and/or claims handling procedures, business policies, strategies and other information).  Tickner shall not, without the prior written consent and approval of Zenith, divulge to any person, firm or corporation, nor use to the detriment of Zenith or any other Released Party, nor use in any business, venture, or any organization of any kind, at any time during the Consulting Term or thereafter any trade secrets or confidential information including, but not limited to, trade secret or confidential information of the following types: claims handling, development, marketing, organizational, financial, accounting, managerial, administrative, production, distribution and sales information, data, specifications and processes presently owned, or developed in whole or in part both during the Consulting Term or at any time prior thereto (collectively, the “Confidential Material”).  Confidential Material shall not include information that has been publicly disclosed by Zenith or included in any publicly available filing, report, or analysis or which is available to the public through lawful means unrelated to any disclosures by Tickner.  Except in the performance of Tickner’s duties as a consultant to Zenith, Tickner shall not, directly or indirectly for any reason whatsoever, disclose or use any such Confidential Material at any time during the Consulting Term or thereafter.  All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to the Confidential Material or otherwise to Zenith’s business, which Tickner shall prepare, use or encounter, shall be and remain Zenith’s sole and exclusive property and shall be included in the Confidential Material.  Upon or at any time following the termination of the Consulting Term, or sooner if requested by Zenith, Tickner shall promptly deliver to Zenith any and all of the Confidential Material, not previously delivered to Zenith, that may be in the possession or under the control of Tickner.

(b)           Once Tickner has disclosed to Zenith processes, developments and discoveries conceived by Tickner (collectively, the “Tickner Work Product”), in any way related to the Confidential Material or the development, production, financing or marketing activity carried on by Zenith, whether conceived alone or with others during the performance of Tickner’s duties, and whether or not conceived during the regular working hours of Zenith, such Tickner Work Product shall become the sole and exclusive property of Zenith, and Tickner hereby assigns to Zenith Tickner’s entire right, title and interest in and to the Tickner Work Product. Zenith shall also have the right to keep any and all of the Tickner Work Product as Zenith’s Confidential Material.

(c)           During the term of this Agreement, and for a period of twenty four months after the conclusion of Tickner’s services pursuant to this Agreement, Tickner shall not, directly or indirectly, solicit any employee or consultant of Zenith, encourage any such employee or consultant to leave the employment of Zenith, or have any involvement in the hiring (or retention) of any such employee or consultant without Zenith’s prior written consent; provided, however, that this limitation shall not apply in any event with regard to the hiring of any individual who has not been employed by, or consulted with, Zenith for at least one year.

(d)           The parties acknowledge that damages would not adequately compensate Zenith for any breach by Tickner of any of the provisions of this paragraph 2 of this Agreement; that any such breach will irreparably harm Zenith; and that in the event of allegations of irreparable injury from this or any other type of conduct, any court of competent jurisdiction may grant to Zenith provisional relief, including a temporary restraining order or injunction, pending arbitration, to protect Zenith or its Confidential Material.  Similarly, in the event any alleged breach by Zenith shall threaten irreparable harm to the Tickner, Tickner may seek from any court with appropriate venue, provisional relief, including a temporary restraining order or injunction, to protect his interests, pending arbitration.  The parties further agree that their rights and remedies to seek provisional relief from a court and injunctive relief from an arbitrator shall be in addition to any other rights, including the right to suspend performance and/or to seek damages, either would have in the event of a breach by the other.

3.             Zenith Property.  Tickner agrees that, upon request at any time, he will immediately return to Zenith all records, documents, reports, files, memoranda, credit cards, cardkey passes, door and file keys, computer access codes, software, and other physical or personal property pertaining to or owned by Zenith

4.             Cooperation and Indemnification.  Tickner agrees to cooperate with Zenith in connection with any future or currently pending litigation, including without limitation, by making himself reasonably available to testify in any action as reasonably requested by Zenith.  With respect to any such litigation, in the event Tickner is named as a defendant by any party thereto, Zenith shall be responsible for providing a defense to, and indemnifying, Tickner, to the same extent and under the same conditions as if he were an officer and employee of Zenith, with respect to any litigation including any third party litigation or other proceeding arising from his lawful activities on behalf of Zenith and the discharge of his duties as an employee or a consultant to Zenith.  In the event that the interests of Tickner and Zenith in litigation should become adverse, Tickner shall be entitled to select his own counsel, subject to the approval of Zenith (which approval shall not be unreasonably withheld).

5.             Modifications.  No modification, amendment or waiver of any of the provisions contained in this Agreement, or any future representation, promise, or condition in connection with the subject matter of this Agreement, shall be binding upon any party to this Agreement unless made in writing and signed by such party or by a duly authorized officer or agent of such party.

6.             Severability.  In the event that any provision of this Agreement, or portion thereof, should be held to be void, voidable, unlawful or for any reason unenforceable, the remaining provisions or portions of this Agreement shall remain in full force and effect.

7.             Covenant Not to Sue.  Except to the extent required by law, each party hereto covenants and agrees not to bring or assert, or to induce or assist any person, firm, corporation, or other entity whatsoever to bring or assert, any claim released by this Agreement.  Each party hereto further covenants and agrees that this Agreement is a bar to bringing, asserting, inducing or assisting, except to the extent required by law, any such claim, and that each party shall, in the event of such a breach, restore to the other all consideration received under this Agreement and indemnify all other parties and hold them harmless, from and against any liability, loss, cost, or expense (including, but not limited to, attorneys’ fees)

incurred as a direct or indirect result of a breach of this paragraph of this Agreement.

8.             No Pre-Existing Claims.  Tickner represents and warrants that he has not filed any statutory, civil, or administrative complaint or charge of any kind with any state or federal court, administrative agency, or tribunal of any kind whatsoever, asserting any claim released under this Agreement.  The parties agree that this Agreement and the consideration exchanged in this Agreement are contingent upon this representation and warranty.

9.             Non-Assignment of Claims.  The parties represent and warrant that they have not assigned or transferred any portion of the claims released under this Agreement to any other person, firm, corporation or other entity, and that no other person, firm, corporation or other entity has any lien or interest in any such claims.  Each party shall indemnify all other parties, and defend and hold them harmless, from and against any liability, loss, cost, and expense whatsoever (including, without limitation, attorneys’ fees) incurred as a direct or indirect result of any breach of this paragraph of this Agreement.

10.           Integration.  When effective, this Agreement shall constitute a single, integrated written contract expressing the entire agreement of the parties concerning the subject matter referred to in this Agreement.  No covenants, agreements, representations, or warranties of any kind whatsoever, whether express or implied in law or fact, have been made by any party to this Agreement, except as specifically set forth in this Agreement or other written agreements of the parties.  As of the date this Agreement is executed, all prior and contemporaneous discussions, negotiations, and agreements have been and are merged and integrated into, and are superseded by, this Agreement.

11.           Governing Law.  This Agreement shall be construed in accordance with, and governed by, the laws of the State of California without giving effect to principles of conflict of laws.

12.           Additional Documents.  The parties will execute all such further and additional documents and undertake all such other actions as shall be reasonable, convenient, necessary or desirable to carry out the provisions of this Agreement.

13.           Counterparts.  This Agreement may be executed in counterparts.  When each party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with other signed counterparts, shall constitute one Agreement which shall be binding upon and effective as to all parties.

14.           Miscellaneous Terms.  Each of the parties to this Agreement further represents, warrants, and agrees as follows:

(a)           Each party has read the Agreement carefully, knows and understands the contents of this Agreement, and has made such investigation of the facts pertaining to this Agreement and of all matters pertaining to this Agreement as such party deems necessary or desirable.

(b)           The terms of this Agreement are contractual, not a mere recital, and are the result of negotiations between the parties.

(c)           Each party agrees that such party will not take any action that would interfere with the performance of this Agreement by any of the parties to this Agreement or which would adversely affect the rights provided for in this Agreement.

(d)           Whenever the context so requires, the singular number shall include the plural number, and vice versa.

(e)           Each party to this Agreement has the full authoirty to enter into this Agreement.

15.           Release by Tickner.  Tickner knowingly and voluntarily on behalf of himself and any spouse, dependents, descendants, ancestors, representatives, heirs, executors, administrators, grantees, assigns and successors-in-interest of Tickner, and each of them, hereby completely releases and forever discharges Zenith and any parent, subsidiary, division, related or affiliated entity, past and present, and their directors, officers, shareholders, employees, agents, representatives, insurers, attorneys, assigns, predecessors and successors-in-interest, past and present, and each of them (hereinafter collectively referred to as the “Released Parties”), of and from any and all claims, rights, agreements, contracts, covenants, promises, demands, actions, causes of action, suits, liens, judgments, orders, debts, obligations, liabilities, wages, accounts, damages, costs, attorneys’ fees or any other expenses whatsoever, of whatever kind or nature, in law, equity or otherwise, whether known or unknown, suspected or unsuspected, which Tickner now has or has at any time heretofore had, relating to or arising out of any state, municipal, or Federal constitution, statute, regulation, ordinance, order, or common law, including, but not limited to:  Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000(e), et seq.; the Civil Rights Act of 1866, as amended, 42 U.S.C. § 1981, et seq.; the Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Americans With Disabilities Act, 42 U.S.C., § 12101, et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201, et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601, et seq.; the Americans with Disability Act of 1990, as amended, 42 U.S.C. § 12101, et seq.; the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq.;

the Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; any equivalent state statute, and any action based on misrepresentation, fraud, work place injury, breach of public policy, contract, quasi-contract, implied contract, an accounting, wrongful or constructive discharge, breach of the covenant of good faith and fair dealing, libel, slander, malicious prosecution, negligent or intentional infliction of emotional distress, any other tort, discrimination on any basis prohibited by statute, regulation, ordinance, or public policy, negligence, interference with business opportunity or with contracts, or unfair practices arising out of any acts or omissions occurring before the execution of this Agreement.  This release shall not be deemed to release or discharge any obligations under this Agreement or any benefits to which Tickner may be entitled under Zenith’s 401(k) Plan.

16.           Waiver of Unknown Claims.  In connection with the foregoing release, Tickner acknowledges that he is aware that he may later discover facts in addition to or different from those which he currently knows or believes to be true with respect to the subject matters of the above release, but that it is his intention hereby fully, finally, and forever, to settle and release all of these matters which now exist, may exist, or previously existed between Tickner and the Release Parties, whether known or unknown, suspected or unsuspected.  In furtherance of such intent, the releases given herein shall be and shall remain in effect as full and complete releases, notwithstanding the discovery or existence of such additional or different facts.  In this regard, Tickner specifically waives the benefits of the provisions of Section 1542 of the Civil Code of the State of California and any other analogous state or federal law or regulation.  Said Section 1542 of the California Civil Code reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH DEBTOR.

17.           Release by Zenith.  In consideration of the release given above by Tickner, Zenith knowingly and voluntarily hereby completely releases and forever discharges Tickner of and from any and all claims, rights, agreements, contracts, covenants, promises, demands, actions, causes of action, suits, liens, judgments, orders, debts, obligations, liabilities, wages, accounts, damages, costs, attorneys’ fees or any other expenses whatsoever, of whatever kind or nature, in law, equity or otherwise, whether known or unknown, suspected or unsuspected, which Zenith now has or has at any time heretofore had, excepting only claims of fraud, dishonesty or willful concealment.  Except as provided above, this release is intended to apply to claims relating to or arising out of any state, municipal, or Federal constitution, statute, regulation, ordinance, order or common law, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000(e), et seq.; the Civil Rights Act of 1866, as amended, 42 U.S.C. § 1981, et seq.; the Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Americans With Disabilities Act, 42 U.S.C., § 12101, et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201, et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601, et seq.; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. § 12101, et seq.; the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; any equivalent state statute, and any action based on misrepresentation, work place injury, breach of public policy, contract, quasi-

contract, implied contract, an accounting, wrongful or constructive discharge, breach of the covenant of good faith and fair dealing, libel, slander, malicious prosecution, negligent or intentional infliction of emotional distress, any other tort, discrimination on any basis prohibited by statute, regulation, ordinance, or public policy, negligence, interference with business opportunity or with contracts, or unfair practices arising out of any acts or omissions occurring before the execution of this Agreement.  This release shall not be deemed to release any obligations of Tickner under this Agreement.

18.           Waiver of Unknown Claims.  In connection with the foregoing release, Zenith specifically waives the benefits of the provisions of Section 1542 of the California Civil Code quoted in full above and any other analogous state or federal law or regulation.

19.           Prohibition Against Defamation and Willful Disparagement.  Zenith, with respect to Tickner, and Tickner with respect to Zenith and the other Released Parties, agree that they will not at any time orally or in writing defame or intentionally make disparaging remarks that could be expected to have a material adverse impact upon the business reputation or business prospects of the other party or person, except as may be required by law.

20.           Age Discrimination in Employment Act Waiver.  The waiver given below is given only in exchange for consideration in addition to anything of value to which Tickner is already entitled.  The waiver set forth below does not waive rights or claims that may arise after the date of execution of this Agreement.  Tickner acknowledges that (i) this paragraph is written in a manner calculated to be understood by Tickner, (ii) by reviewing this paragraph or drafts thereof he has been advised in writing to consult with an attorney before executing this

Agreement, (iii) he was given a period of 21 days within which to consider this paragraph, and (iv) to the extent he executes this Agreement, including this paragraph, before the expiration of the 21 day period, he does so knowingly and voluntarily.  Tickner shall have the right to cancel and revoke this paragraph during a period of seven days following his execution of the Agreement and this paragraph shall not become effective, and no money shall be paid to Tickner pursuant to this Agreement, until such seven-day period has expired without this paragraph’s having been revoked.  The seven-day period of revocation shall commence upon the date of Tickner’s execution of this Agreement. Within the seven-day revocation period, Tickner shall forward to Zenith a copy of this Agreement fully executed by Tickner.  In order to revoke this paragraph, Tickner shall deliver to Zenith, prior to the expiration of said seven-day period, a written notice of cancellation.

In addition to the release set forth in paragraph 15 hereof, Tickner hereby voluntarily and knowingly waives all rights or claims arising under the Federal Age Discrimination in Employment Act.

21.           Arbitration.  Any controversy, dispute, or claim between the parties to this Agreement, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement shall be settled exclusively by arbitration, before a single arbitrator, in accordance with this section and the then most applicable rules of the American Arbitration Association.  Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof.  Such arbitration shall be the administered by the office of the American Arbitration Association assigned to administer cases arising from the greater Los Angeles area.  Arbitration shall be exclusive remedy for determining any such dispute, regardless of its nature.  Notwithstanding the foregoing, either party may in an appropriate matter apply to a court pursuant to California Code of Civil Procedure Section 1281.8, or any comparable provision, for provisional relief, including a temporary restraining order or a preliminary injunction, on the ground that the award to which the applicant may be entitled in arbitration may be rendered ineffectual without provisional relief.

In the event the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator from a list of nine arbitrators drawn by the parties at random from the “Independent” (or “Gold Card”) list of retired judges or, at Tickner’s option, from a list of nine persons from the Employment Panel and provided by the American Arbitration Association.  If the parties are unable to agree upon an arbitrator from the list so drawn, then the parties shall each strike names alternately from the list, with the first to strike being determined by lot.  After each party has used four strikes, the remaining name on the list shall be the arbitrator.  If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

This agreement to resolve any disputes by binding arbitration shall extend to claims against any parent, subsidiary or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, employee or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law.  In the event of a dispute subject to this paragraph the parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator.  The remedial authority of the arbitrator shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute.  The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that he or it would be entitled to summary judgment if the matter had been pursued in court litigation.  In the event of a conflict between the applicable rules of the American Arbitration Association and these procedures, the provisions of these procedures shall govern.

Each party to this Agreement shall be responsible for one half of the costs and fees of the arbitrator.  The prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees.

The arbitrator shall render an award and written opinion, and the award shall be final and binding upon the parties.  If any of the provisions of this paragraph, or of this Agreement, are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration.  If a court should find that this section’s arbitration provisions are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

                Unless mutually agreed by the parties otherwise, any arbitration shall take place in the City of Los Angeles, California.

IN WITNESS WHEREOF, the parties hereto have set their hands on the day or days and year written below.

PLEASE READ CAREFULLY.

Dated: February 24, 2005	/s/ John J. Tickner
John J. Tickner

Zenith National Insurance Corp.

Dated: February 24, 2005	By	/s/ Jack D. Miller
Jack D. Miller
Executive Vice President